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                                                                     EXHIBIT 8.2

[LETTERHEAD APPEARS HERE]


                                         June 22, 2000

Board of Directors
Harris Financial, Inc.
Harris Savings Bank
235 North Second Street
Harrisburg, Pennsylvania  17101

Re:  Plan of Conversion and Reorganization; Agreement and Plan of
     Reorganization: Subscription Rights
     New Harris Financial, Inc. and Harris Financial, Inc.
     -----------------------------------------------------

Gentlemen:

     All capitalized terms not otherwise defined in this letter have the meanings given such terms in the Pan of Conversion and Reorganization (the "Plan") adopted by Harris Financial, MHC ("Harris MHC") and an Agreement and Plan of Reorganization (the "Agreement"), adopted by the Boards of Directors of New Harris Financial, Inc. ("New Harris"), Harris Financial, Inc. ("Harris Financial"), Harris Savings Bank ("Harris Savings"), Harris, MHC and York Financial Corp. and York Federal Savings and Loan Association. Pursuant to the Plan and the Agreement: (1) each of Harris Savings, Harris Financial and Harris MHC will convert from state charters to federal charters; (2) Harris Financial will convert to an interim federal stock savings bank and merge with and into Harris Savings, with Harris Savings being the surviving entity; (3) Harris MHC, which currently owns the majority interest in Harris Financial, will convert to an interim federal stock savings bank and merge with and into Harris Savings, with Harris Savings being the surviving entity and the outstanding Harris Financial common stock held by Harris MHC will be cancelled; (4) New Harris will have been formed as a wholly-owned subsidiary of Harris Savings; (5) an interim federal stock savings bank will be formed as a wholly-owned subsidiary of New Harris and merge with and into Harris Savings with the result that Harris Savings will become a wholly-owned subsidiary of New Harris; (6) the outstanding public shares of Harris Financial will be exchanged for shares of New Harris pursuant to an exchange ratio that will result in the holders of such shares owning in the aggregate approximately the same percentage of New Harris as they currently own; and (7) New Harris will acquire York Financial pursuant to the Agreement. In connection with the acquisition, York Financial will merge with and into New Harris, and York Financial's wholly-owned subsidiary, York Federal Savings and Loan Association ("York Federal") will merge with and into Harris Savings. The separate corporate existence of both York Financial and York Federal will therefore cease to exist.

     We understand that in accordance with the Plan and Agreement, subscription rights to purchase shares of common stock in Harris Financial are to be issued to: (1) Eligible Account Holders; (2) The Tax-Qualified Employee Benefit Plans;
(3) Supplemental Eligible Account Holders; and (4) Other Depositors. Based solely upon our observation that the subscription rights will be available to such parties without cost, will be legally non-transferable and of short duration, and will afford such parties the right only to purchase shares of common stock at the same price as will be paid by members of the general public in the community offering, but without undertaking any independent investigation of state or federal law or the position of the Internal Revenue Service with respect to this issue, we are of the belief that, as a factual matter:
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RP Financial, LC.
Board of Directors
June 22, 2000
Page 2

     (1)  the subscription rights will have no ascertainable market value; and,

     (2) the price at which the subscription rights are exercisable will not be more or less than the pro forma market value of the shares upon issuance.

     Changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or New Harris' value alone. Accordingly, no assurance can be given that persons who subscribe to shares of common stock in the subscription offering will thereafter be able to buy or sell such shares at the same price paid in the subscription offering.

                                         Sincerely,
                                         RP FINANCIAL, LC.

                                         /s/ RP FINANCIAL, LC.